Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Smith & Wesson Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001	Rule 457(c) and Rule 457(h)(1)	3,000,000(3)	$15.63	$46,890,000	$0.0000927	$4,346.70

Total Offering Amounts					$46,890,000		$4,346.70

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$4,346.70

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Smith & Wesson Brands, Inc. (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), that may become issuable under the Smith & Wesson Brands, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)

Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market LLC on March 28, 2022.

(3)	Represents shares of Common Stock authorized for issuance under the ESPP.